Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The unaudited pro forma condensed consolidated statements of operations for the three months ended September 24, 2004 and year ended June 30, 2004 reflect the acquisition of Xsilogy as if the acquisition had occurred on July 1, 2003, the first day of the fiscal year for SYS.

The pro forma adjustments are based upon available information and certain assumptions that SYS's management believes is reasonable. The unaudited pro forma condensed consolidated financial statements are provided for informational purposes only and are not necessarily indicative of the results that would have occurred if the acquisition had occurred on the date indicated or the expected financial position or results of operations in the future. The balance sheet presented in the December 24, 2004 10-QSB filed by SYS on February 7, 2005 included the acquisition of Xsilogy and results of Xsilogy's operations from December 16, 2004.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with SYS's separate historical consolidated financial statements and notes thereto as filed with the United States Securities and Exchange Commission. In management's opinion, all material adjustments necessary to reflect the effect of this transaction have been made.

SYS Technologies Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Three Months Ended September 24, 2004

					SYS
			Pro Forma		Pro Forma
	SYS	Xsilogy	Adjustments		Combined

Revenues	$11,107,000	$44,549			$11,151,549

Costs and expenses:
Cost of revenues	9,506,000	22,184			9,528,184
Selling, general and administrative expenses	987,000	158,632	(20,256)	(a)	1,125,376
Research and development costs	-	176,940			176,940
	10,493,000	357,756	(20,256)		10,830,500

Income (loss) from operations	614,000	(313,207)	20,256		321,049

Other (income) expense	114,000	8,385	(8,385)	(b)	114,000

Income (loss) before income taxes	500,000	(321,592)	28,641		207,049

Income tax provision (benefit)	196,000	-	(112,500)	(c)	83,500

Net income (loss)	$304,000	$(321,592)	$141,141		$123,549

Net income per common share

Basic	$0.04				$0.02
Diluted	$0.03				$0.01

Weighted average common shares outstanding

Basic	8,153,516				8,153,516
Diluted	10,964,966				10,964,966

See accompanying notes to unaudited pro forma condensed consolidated financial statements

SYS Technologies Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Twelve Months Ended June 30, 2004

					SYS
			Pro Forma		Pro Forma
	SYS	Xsilogy	Adjustments		Combined

Revenues	$34,895,000	$507,951	-		$35,402,951

Costs and expenses:
Cost of revenues	28,749,000	316,829	-		29,065,829
Selling, general and administrative expenses	4,103,000	1,091,634	(197,787)	(a)	4,996,847
Research and development costs	-	801,107	-		801,107
	32,852,000	2,209,570	(197,787)		34,863,783

Income (loss) from operations	2,043,000	(1,701,619)	197,787		539,168

Other (income) expense	226,000	(24,515)	(76,552)	(b)	124,933

Income (loss) before income taxes	1,817,000	(1,677,104)	274,339		414,235

Income tax provision (benefit)	825,000	-	(660,000)	(c)	165,000

Net income (loss)	$992,000	$(1,677,104)	$934,339		$249,235

Preference dividend requirement	4,000	-			4,000

Net income (loss) applicable to common stock	$988,000	$(1,677,104)	$934,339		$245,235

Net income per common share

Basic	$0.15				$0.04
Diluted	$0.13				$0.03

Weighted average common shares outstanding

Basic	6,663,449				6,663,449
Diluted	8,471,964				8,471,964

See accompanying notes to unaudited pro forma condensed consolidated financial statements

SYS TECHNOLOGIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1.        Basis of Presentation - SYS Technologies Pro Forma Condensed Consolidated

The accompanying unaudited pro forma condensed consolidated statement of operations combine the consolidated statements of operations of SYS and Xsilogy for the three months ended September 24, 2004 and the twelve months ended June 30, 2004. The unaudited pro forma condensed consolidated statement of operations are not necessarily indicative of results that would have occurred had the acquisition of Xsilogy been consummated at the beginning of the periods presented or the results that may be attained in the future.

Note 2.        Pro Forma Adjustments

The unaudited pro forma condensed consolidated financial statements give effect to the Xsilogy acquisition. The acquisition was funded with $344,000 of cash with the balance of the purchase price payable upon the satisfactory completion of milestones yet to be achieved. The acquisition is being accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141"), whereby the total cost of the acquisition has been allocated to tangible and intangible assets acquired based upon determined fair values at the effective date of the acquisition. The allocation of the purchase price is subject to refinement. The following table summarizes the determined fair values of the assets acquired and liabilities assumed at the date of acquisition.

	Operations Acquired from Xsilogy	Estimated Life
Current assets	$200,000
Property and equipment	92,000
Cost-method investment	72,000
Patents	280,000	17 Years
Technology	190,000	5 Years
Trademark/Trade name	60,000	4 Years
Customer relationships	10,000	10 Years

Total assets acquired	904,000

Liabilities assumed	78,000

Fair value of net assets acquired	$826,000

(a)        To reflect an increase in amortization expense for the intangible assets acquired. To eliminate Xsilogy operating expenses associated with rent and utilities as the Xsilogy office was relocated into the SYS facilities. To eliminate Xsilogy legal, accounting and fundraising expenses that would not be incurred as a result of the transaction.

(b)        To eliminate interest expense on convertible promissory notes that were converted into common stock at the closing of the transaction and to eliminate interest expense on a related party shareholder note, neither of which were assumed in the transaction.

(c)        To give effect to the tax benefit associated with the Xsilogy losses. The income tax effect included in the pro forma adjustments was calculated using the Company's actual effective rate (40%).